Exhibit 23.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated January 25, 2010 on the financial statements of HEALTHCARE CORPORATION OF AMERICA and SUBSIDIARY as of December 31, 2008 and September 30, 2009 included in and made part of any filing to be filed with the U. S.  Securities and Exchange Commission.

Dated this 25th day of January, 2010

Thomas J. Harris
Certified Public Accountant